EXHIBIT 10.33

Technology Development Agreement

Party A: Xi De Long (China) Co., Ltd.

Party B: Institute of Intelligent Machines of the Chinese Academy of Sciences

Through friendly negotiations, Party A and Party B (“the Parties”) have agreed to start cooperation on the intelligent plantar pressure distribution testing system on the basis of the following terms and conditions (“the Agreement”):

1.  On the basis of the existing technological achievements and in combination with Party A’s marketing needs, Party B shall research and develop the key technologies and produce a prototype of the intelligent plantar pressure distribution testing system. Upon confirmation of the quality of the prototype by Party A, Party B shall produce a small lot of the product and deliver them to Party A.

2.  The Parties acknowledge that the R&D of this project consists of three stages: (1) project demand analysis and system design; (2) tackling the key issues in technology and develop a prototype; (3) upon improvement and optimization of the system functions based on the feedback from Party A and the market, Party B shall produce a small lot for application by Party A.

3.  Responsibilities of the Parties are divided as follows: (1) Party A shall put forth the basic requirements for the system and participate in the analysis of Party B’s development needs as well as system design; (2) Party B shall be responsible for conducting R&D on the key issues of technology of this project, and shall ensure that the performance of the prototype will meet the overall requirements of Party A. The development timeframe must comply with Party A’s requirement on the progress of its overall plan; (3) Party B shall be responsible for training system operators and maintenance engineers for Party A, free of charge, and in line with Party A’s requirements, promote and display the product for Party A at locations where the products are used, also free of charge. The related travel expenses shall be borne by Party A.

4.  The Development Fund and Payment Method: The Parties agree that the development fund in the amount of RMB 1.4 million yuan for this cooperation project shall be provided by Party A. Party A shall pay RMB700,000 yuan to Party B within one week upon execution of this Agreement. Party A shall pay the remaining RMB700,000 to Party B within one week prior to delivery of the 40 sets of sample products. See the Exhibit entitled “Outlines on the Design of Pressure Distribution Testing Analysis System” for details of the performance indicators for the sample products. The Parties acknowledge that an amount of RMB200,000 yuan shall be taken from the above-mentioned development fund and be paid to China Institute of Sports Science of the General Administration of Sport of China (“the Institute”) for conducting researches on characterizing the biomechanics of the product. Party B shall pay the corresponding amount in proportion to the fees paid by Party A to the Institute on time.

5.  Timeframe: The Parties acknowledge that the R&D and prototype production for this cooperation shall be completed by March 15, 2007 and be delivered to Party A for testing, inspection and display. The 40 sets of sample products produced in a small lot shall be completed and delivered to Party A by August 1, 2007.

6. Ownership of intellectual Property Rights and Related Interests: The Parties acknowledge that the relevant patent right and software copyright of the results of this project shall be owned by Party B, and Party A shall have exclusive right to their use in the area of sports shoes design. The proprietary technologies and technical know-hows in relation to sports shoes design and business management shall be jointly owned and disposed of by the Parties. Neither Party shall provide them unilaterally to any third party.

7. Party B undertakes that it will provide technical support for the products, and upgrade the products based on Party A’s needs, and provide new products for Party A, and all the costs incurred thereby shall be borne by Party A.

8. The Agreement shall be valid for a period of two (2) years, and shall become effective on the day of its execution. Failure to renew the Agreement within one month upon expiry of the cooperation period by the Parties will be deemed as termination of this cooperation. Upon termination of the Agreement, all intellectual property rights relating to the system, including patent technologies, source code of software, proprietary technologies and technical know-hows and etc., shall be owned by Party B.

9. The Parties acknowledge that cooperation at this stage shall mark the beginning of a close cooperative relationship between the Parties for the next stage. The Parties will work together closely to enhance the close partnership and conduct researches and make preparations for the co-founding of an engineering R&D agency.

10. Any other matters not covered hereunder shall be settled by the Parties through consultations. The Agreement is executed in duplicate, with each party holding one copy.

Party A: Xi De Long (China) Co., Ltd.
Signature of Authorized Representative: /s/ Lin Shuipan
Date:  May 9, 2007

Party B: Institute of Intelligent Machines of Chinese Academy of Sciences
Signature of Authorized Representative:   /s/ Liu Hongwei
Date: